LEGG MASON, INC.

       STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

                  STOCK OPTION AGREEMENT

                            FOR

                           "Name"

                      (______ Shares)

        THIS STOCK OPTION AGREEMENT is made as of _____ __, 199_, between LEGG MASON, INC., (a corporation organized under the laws of the State of Maryland (the "Corporation"), and "Name", a member of the Board of Directors of the Corporation (the "Director"). The option represented hereby is granted pursuant to the Legg Mason, Inc. Stock Option Plan For Non-Employee Directors (the "Plan"). The date of grant of the option shall for all purposes be _____ __, 199_.

	This option is subject in all respects to the applicable provisions of the Plan, a complete copy of which has been furnished to the Director and receipt of which is acknowledged by acceptance of this option. Such provisions are incorporated herein by reference and made a part hereof.

	In addition to the terms, conditions and restrictions set forth in the Plan, all terms, conditions and restrictions set forth in this Agreement, including the following, are applicable to the option granted as evidenced hereby:

	1.	GRANT OF OPTION

	This option agreement evidences the grant by the Corporation to the Director of the right and option to purchase all or any part of an aggregate of _______ shares of common stock, par value $.10 per share, of the Corporation, at a price of $______ per share.

	2.	WHEN EXERCISABLE

	The option is fully exercisable from and after _____ __ 199_ until its expiration at the close of business on _____ __, 200_, subject, however, to earlier expiration in the event the Director ceases to serve as a director of the Corporation.

	3.	HOW EXERCISABLE

	(a)	Notice.  Subject to the terms and conditions set forth in
this Agreement and in the Plan, the option shall be exercised by written notice to the Corporation. Each such notice shall:
		(1) state the election to exercise the stock option and the number of shares in respect of which it is being exercised;

                (2) be signed by the Director, or in the event of the Director's death, by the party entitled to exercise the option, accompanied by the appropriate evidence of the right of such person or persons to exercise such option;

		(3) be accompanied by payment in full in (i) cash, check, bank draft or money order in the amount of the option price payable to the order of the Company or (ii) certificates for shares of the Company's Common Stock (together with duly executed stock powers) or other written authorization as may be required by the Company to transfer shares of such Common Stock to the Company, with an aggregate value equal to the option price of the Shares being acquired or (iii) a combination of the foregoing. The value of any shares of the Company's Common Stock delivered in full or partial payment of the option price shall, unless otherwise determined by the Board of Directors of the Company subsequent to the date of this Agreement, be determined on the basis of the mean between the high and low prices per share on the New York Stock Exchange on the date preceding the date of delivery of the shares (or the next preceding date on which trading occurred if there was no trading on such preceding date).

	(b)	Delivery of Notice.  Any notice to be given to the
Corporation (including notice of exercise of all or part of a stock option) shall be in writing and either hand delivered or mailed to the Secretary of the Corporation at 100 Light Street, Baltimore, Maryland 21202.

	(c)	For the purposes of the Plan, the date of exercise shall be
the date on which notice and any required payment shall have been delivered to the Corporation.

	4.	TERMINATION OF SERVICE AS A DIRECTOR

	(a)	In the event the Director ceases to serve as a director of
the Corporation for any reason other than death, the option will terminate upon the earlier of (i) the expiration of the term of the option, or (ii) the close of business on the first anniversary of the date of termination of service as a director.

	(b)	In the event the Director ceases to serve as a director of
the Corporation by reason of death before the expiration of the term of the option, the option shall terminate upon the earlier of (i) the expiration of the term of the option, or (ii) the close of business on the second anniversary of the date of death.

	5.	TRANSFERABILITY

	The option represented by this Agreement shall not be transferable otherwise than by will or the laws of descent and distribution. Any attempt by the optionee to transfer, assign, pledge, hypothecate or otherwise dispose of, or any attempt to subject to execution, attachment or similar process, any part of this option contrary to the provisions of this Agreement shall be void and ineffectual, shall give no right to the purported transferee, and shall result in the forfeiture of this option.

	6.	PARTIES BOUND BY AGREEMENT

	Each determination, interpretation, or other action made or taken pursuant to the provisions of this Agreement and the Plan by the Board of Directors shall be final and binding and conclusive for all purposes.

	7.	GOVERNING LAW

	This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

						LEGG MASON, INC.



                                      By:________________________________
                                         Charles A. Bacigalupo,
                                         Senior Vice President
                                         and Secretary



                                          ________________________________
                                          "Name"